Exhibit 10(w)






                           FIRST AMENDMENT TO
                STOCK PURCHASE ASSISTANCE AGREEMENT

THIS AMENDMENT ("Amendment") is dated as of January 31, 2000 and is by and between OTR Express, Inc. (the "Company") and Jeff Brown, Vice President of the Company ("Brown"). This Amendment relates to and amends that certain Stock Purchase Assistance Agreement dated June 8, 1998 by and between the Company and Brown (the "Agreement").

   Section 7(c) of the Agreement is hereby amended to read as follows:

             If either (i) Brown's employment is terminated by the Company without Cause or (ii) there is a Change of Control of the Company, then the Company (or such successor) shall pay, directly to the Bank, the balance of principal amount outstanding (if any) at such event on Brown's Loan for the benefit of Brown (which amount may be taxable to Brown as compensation) provided that contemporaneously with such payment (x) the Bank shall execute and deliver to the Company (and/or such successor) a termination of the Guaranty and a release of the Company (or such successor) from any and all obligations thereunder and (y) Brown executes and delivers to the Company (and/or such successor) a comprehensive release of claims, including any employment related claims, that are or may be alleged by Brown, his representatives and heirs against the Company (and/or such successor).

The remainder of the Agreement, and the Agreement as amended, shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties have executed this Agreement intending to be bound thereby.


                     /s/ Jeff Brown
                     Jeff Brown


                     OTR Express, Inc.


                     By:   /s/ William P. Ward
                     Name:  William P. Ward
                     Title:    Chairman of the Board